The Prudential Series Fund, Inc.
For the fiscal period ended 12/31/2007
File number 811-03623

                                  SUB-ITEM 77D
                  Policies With Respect to Security Investment



                           THE PRUDENTIAL SERIES FUND
                         SP Asset Allocation Portfolios

                        Supplement dated October 26, 2007
   To Prospectuses and Statements of Additional Information dated May 1, 2007


Brian Ahrens has replaced James G. Russell as a portfolio manager for each of the SP Asset Allocation Portfolios. All references and information pertaining to Mr. Russell appearing in the prospectus and Statement of Additional Information are hereby deleted.

To further reflect this change, information pertaining to Mr. Ahrens is hereby added as noted below:

The section of each Prospectus entitled "How the Fund is Managed - Portfolio Managers" is amended by adding the following discussion pertaining to Mr. Ahrens to the existing discussions pertaining to the SP Asset Allocation Portfolios:

     Brian Ahrens is the Senior Vice President and Head of the Strategic Investment Research Group of Prudential Investments. His staff of professionals is responsible for over 150 managers and 400 different investment styles that represent approximately $110 billion in total assets. Mr. Ahrens has been with Prudential for over 15 years. Most recently he worked for Prudential Securities on their Fixed Income Sales/Trading Desk where he was an Associate Vice President.

     Mr. Ahrens earned his M.B.A. in Finance from the Stern School of Business at New York University. He graduated from James Madison University with a double major in Finance and German. He is series 7, series 24 and series 63 certified, CIMA certified, and presently a candidate for the CFA.

The section of Part I of each Statement of Additional Information entitled "Management & Advisory Arrangements - Additional Information About the Portfolio Managers - Other Accounts and Fund Ownership" is amended by adding to the tables for each of the SP Asset Allocation Portfolios the following information pertaining to Mr. Ahrens. Information pertaining to Mr. Ahrens is furnished as of June 30, 2007:


     SP Aggressive Growth Asset Allocation Portfolio
   Portfolio Registered      Other       Other     Ownership
   Managers  Investment      Pooled      Accounts  of Fund
             Companies       Investment           Securitie
                            Vehicles             s
   Brian     8/$15,190,147,  None        None      None
   Ahrens    818

     SP Balanced Asset Allocation Portfolio
   Portfolio Registered      Other       Other     Ownership
   Managers  Investment      Pooled      Accounts  of Fund
             Companies       Investment           Securitie
                            Vehicles             s
   Brian     8/$13,999,479,  None        None      None
   Ahrens    784

     PSFSUP101
                                                       PSFSUP5








     SP Conservative Asset Allocation Portfolio
   Portfolio Registered      Other       Other     Ownership
   Managers  Investment      Pooled      Accounts  of Fund
             Companies       Investment           Securitie
                            Vehicles             s
   Brian     8/$14,775,305,  None        None      None
   Ahrens    529

     SP Growth Asset Allocation Portfolio
   Portfolio Registered      Other       Other     Ownership
   Managers  Investment      Pooled      Accounts  of Fund
             Companies       Investment           Securitie
                            Vehicles             s
   Brian     8/$14,108,291,  None        None      None
   Ahrens    142

      PSFSUP101                                    PSFSUP5